Exhibit 99

July 19, 2012

Dear Fellow Stockholders,

A summary of our key results for the quarter and six months ended June 30th are shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	Unaudited
	($ in millions, except per share data)
Operating Revenue	$872.6	$850.5	$1,699.5	$1,609.4
Net Revenue[1]	$696.6	$672.2	$1,360.7	$1,293.2

Operating Ratio	90.1%	91.5%	91.5%	92.6%
Adjusted Operating Ratio[2]	87.0%	88.6%	88.7%	90.1%

EBITDA	$141.3	$129.4	$233.6	$231.7
Adjusted EBITDA[2]	$144.0	$131.7	$259.6	$236.5

Diluted EPS	$0.24	$0.14	$0.29	$0.16
Adjusted EPS[2]	$0.27	$0.18	$0.41	$0.24

[1]	Net Revenue is operating revenue, excluding fuel surcharge revenue
[2]	See GAAP to Non-GAAP reconciliation in the schedules following this letter

Highlights (discussed in more detail below, including GAAP to non-GAAP reconciliations):

•	Adjusted EPS of $0.27 versus $0.18 in the second quarter of 2011; $0.41 year to date versus $0.24 in 2011

•

Adjusted Operating Ratio for the second quarter was 87.0%, a 160 basis point improvement year over year. This marks the 10th time in the past 11 quarters that Adjusted Operating Ratio has improved year over year; year to date Adjusted Operating Ratio improved 140 basis points to 88.7%

•	Second quarter Adjusted EBITDA of $144.0 million, a 9.3% improvement over the second quarter 2011; year to date improvement of 9.8% over prior year

•	Second quarter Adjusted EBITDA margin of 16.5%, a 100 basis point improvement over the second quarter 2011; year to date improvement of 60 basis points over prior year

•	Second quarter year over year intermodal revenue growth of 50.7% (excluding dray and fuel surcharge revenue)

•	Second quarter year over year Weekly Trucking Revenue per Tractor improved 3.8%

•	Net leverage ratio reduced to 2.91 at June 30, 2012 from 3.05 at March 31, 2012

•	Additional debt reduction of $48.4 million during the second quarter

Earnings Overview

We are proud to announce that Swift Transportation Company (NYSE: SWFT) realized adjusted diluted earnings per share, or Adjusted EPS, of $0.27 for the second quarter ended June 30, 2012, compared to $0.18 per share in the same quarter of 2011. Diluted earnings per share, in accordance with GAAP, for the second quarter of 2012 and 2011 was $0.24 and $0.14, respectively. A reconciliation of GAAP results to non-GAAP results, as adjusted to exclude certain non-cash or special items, is provided in the schedules following this letter.

During the second quarter of 2012, total revenue increased 2.6% to $872.6 million, and Net Revenue increased 3.6% to $696.6 million compared to the same quarter of 2011. As explained in more detail below, expansion in intermodal, enhanced tractor utilization and pricing improvements in the trucking business were the primary growth drivers on a year over year basis.

Our ongoing focus on discipline, safety, service, asset utilization and execution has enabled us to realize year over year improvements in Adjusted Operating Ratio for ten of the past eleven quarters. Our Adjusted Operating Ratio for the second quarter of 2012 improved 160 bps to 87.0% from 88.6% for the second quarter of 2011 while our Adjusted EBITDA improved $12.3 million to $144 million, which is a 100 basis point improvement in Adjusted EBITDA margin year over year. These encouraging results were driven by year over year improvements in several of our key operating metrics: pricing, loaded utilization and deadhead percentage. Additionally, the reduction in fuel prices and gains on sale of equipment in the second quarter of 2012 further enhanced our profitability, as discussed below. Our Adjusted EPS was also aided by reduced interest expense resulting from our ongoing voluntary debt repayments combined with the first quarter 2012 repricing transaction. In addition to the amortization of intangibles related to our 2007 going private transaction and the amortization of unrealized losses of interest rate swaps terminated in December 2010, a loss on debt extinguishment associated with the call of the remaining 12.5% fixed rate notes was adjusted out of our GAAP EPS to arrive at our defined Adjusted EPS, detailed in the schedules following this letter.

Trucking Revenue and Metrics

A summary of our year over year trends for the second quarter associated with our truckload service offerings are as follows:

Trucking Revenue

($ millions)

Weekly Trucking Revenue per Tractor

2

Trucking Revenue, which excludes fuel surcharge revenue, was essentially flat year over year despite a 3.7% reduction in the size of our fleet. Although we had 556 fewer average operational trucks in the second quarter of 2012, when compared to the second quarter of 2011, we were able to generate similar revenues by improving both our revenue per loaded mile excluding fuel surcharges, as well as our loaded utilization (loaded miles per truck per week). This consolidated utilization improvement is even more encouraging given our continued shift in business mix from over-the-road linehaul service to dedicated regional service (which generally results in fewer loaded miles per truck per week). The loaded utilization in our over-the-road service offering improved 110 miles per truck per week in the second quarter of 2012 compared to the second quarter of 2011. As we publicly stated during the quarter, freight volumes were “good, not great” throughout the second quarter, and were relatively consistent from month to month.

Our consolidated revenue per loaded mile excluding fuel surcharges was impacted by the higher growth in our dedicated service offering. Average rates in our over-the-road linehaul service offering increased 3.3% year over year while the average in our dedicated service offerings decreased 1.9% due to changes in the business mix. This resulted in a 2.5% increase in our loaded rate per mile on a consolidated basis. This combination of revenue per loaded mile and loaded utilization continued to drive our consolidated Weekly Trucking Revenue per Tractor up by 3.8% from the second quarter of 2011 to $3,166 for the second quarter 2012. As a result of this mix shift, we anticipate our full year 2012 loaded rate per mile, excluding fuel surcharges, to improve between 3.0% and 3.5% on a year over year basis.

Average Operational Truck Count

Our average operational truck count grew sequentially by 0.6% to 14,627 during the second quarter 2012 compared to 14,546 during the first quarter of 2012. This 81 truck growth is below the guidance of 100 – 200 units we provided during the first quarter of 2012 due to increased pressure on recruiting and retaining drivers. As we began to add trucks in April, our unmanned truck count increased due to the difficulty in recruiting new drivers combined with a slight deterioration in our driver retention. To combat this trend, we slowed our fleet growth and worked to address the recruitment and retention issues. These efforts included, but are not limited to, the implementation of an incentive program for company drivers beginning on July 2nd, which we announced in June. As previously disclosed, we expect the impact of this change to be approximately one cent per mile, on miles driven by company drivers, before consideration of the potential positive impacts derived from the improved performance of the drivers. As a result of our efforts to improve recruitment and retention, we have reversed the trends we began to experience early in the quarter, and we closed the quarter with a manageable unmanned truck count, currently below 4%, and a respectable level of driver turnover, below industry average.

The number of owner-operators contracted with us remained relatively consistent during the second quarter of 2012 at just over 4,000. On July 2nd, we also implemented a new banded pay structure for owner-operators to encourage them to participate in all of our freight regardless of the length of haul, as well as aid in retention efforts. We anticipate this change will enable us to better manage our network and reduce company deadhead as we incent the closest truck, whether company or owner-operator, to haul the nearest available freight, regardless of the length of haul. Excluding any potential benefit from deadhead, we expect this change will increase our purchased transportation expense by roughly $0.01 to $0.02 per mile driven by owner-operators.

3

We will continue to closely monitor our unmanned trucks, turnover, and the size of both our company and owner-operator fleet, and plan to grow them in conjunction with increases in customer demand. As we have stated previously, our goal is to continue to improve the utilization of our existing assets. For the remaining quarters in 2012, we anticipate our average total operational fleet to increase between 50 and 100 units per quarter, which includes a slight reduction at the end of the fourth quarter as we prepare for the seasonal softness in the first quarter.

Deadhead Percentage

Another key statistic that directly impacts profitability is deadhead percentage, which represents the percent of total miles driven without revenue-generating freight being transported. The adjacent chart illustrates our continued improvement in this measure. We achieved 11.7% deadhead for the second quarter of 2012, which represents a 10 bps and 20 bps reduction from the second quarter of 2011 and 2010, respectively. These improvements are due to better management of our fleet size and our network. As discussed in previous quarters, we have appointed network engineers that focus their teams on loading trucks where they land and minimizing unpaid repositioning. Our network engineers are continuing to develop tools and procedures to further improve our results.

Other Revenue

Other Revenue includes revenue generated by our intermodal and brokerage services, excluding the revenue associated with dray or other truck moves performed by Swift (which are recorded in our trucking revenue), as well as revenue generated by our subsidiaries offering support services to customers and owner-operators, including shop maintenance, equipment leasing, and insurance. In the second quarter of 2012, Other Revenue increased 35.4% compared to the same quarter in 2011 driven primarily by growth in intermodal.

($ in millions)

4

Our intermodal business is a combination of two different service offerings, container on flat car (“COFC”) and trailer on flat car (“TOFC”). These two service offerings combine to represent approximately 60% of our Other Revenue line item. In the second quarter of 2012, our COFC revenue has continued its positive growth trends, with 35.2% growth in revenue over the second quarter of 2011. We are anticipating the addition of approximately 2,000 intermodal containers between July and November of this year. The expected increase in containers to expand this service offering should create additional opportunities for intermodal revenue growth.

As we discussed in previous earnings releases, we made a conscious decision to reduce our TOFC business during the first half of 2011, in order to remove underperforming lanes, with the intent to add more profitable TOFC business throughout the year. As a result of our efforts TOFC revenue increased 255.8% this quarter when compared to the second quarter of 2011. Despite this significant growth, our TOFC offering still remains a small portion of our Other Revenue.

Finally, we were successful in providing additional ancillary services to our customers and owner-operators to meet their second quarter demands. Revenue from these services increased approximately 15.7% in the second quarter of 2012 compared to the second quarter of 2011.

Operating Expenses

Q2’ 12	Q2’ 11	YOY Variance[1]		($ in millions)	Q2’ 12	Q1’ 12	QOQ Variance[1]
$872.6	$850.5	2.6%		Total Revenue	$872.6	$826.9	5.5%
(176.0)	(178.3)	-1.3%		Less: Fuel Surcharge Revenue	(176.0)	(162.7)	8.2%

$696.6	$672.2	3.6%		Net Revenue	$696.6	$664.2	4.9%

$198.6	$202.6	1.9%		Salaries, Wages & Benefits	$198.6	$200.1	0.8%
28.5%	30.1%	160	bps	% of Net Revenue	28.5%	30.1%	160	bps

$63.4	$58.8	-7.8%		Operating Supplies & Expenses	$63.4	$55.0	-15.1%
9.1%	8.7%	-40	bps	% of Net Revenue	9.1%	8.3%	-80	bps

$26.3	$27.9	5.7%		Insurance & Claims	$26.3	$30.6	14.1%
3.8%	4.1%	30	bps	% of Net Revenue	3.8%	4.6%	80	bps

$6.0	$6.3	5.7%		Communication & Utilities	$6.0	$6.2	4.3%
0.9%	0.9%	0	bps	% of Net Revenue	0.9%	0.9%	0	bps

$15.4	$15.5	0.1%		Operating Taxes & Licenses	$15.4	$15.9	2.9%
2.2%	2.3%	10	bps	% of Net Revenue	2.2%	2.4%	20	bps

1	Positive numbers represent favorable variances, negative numbers represent unfavorable variances

The table above highlights some of our cost categories for the second quarter of 2012 compared to the second quarter of 2011 and the first quarter of 2012, showing each as a percent of Net Revenue, which excludes fuel surcharge revenue. Fuel surcharge revenue can be volatile and is primarily dependent upon the cost of fuel and not specifically related to our non-fuel operational expenses. Therefore, we believe that Net Revenue is a better measure for analyzing our expenses and operating metrics.

5

Salaries wages and benefits decreased $4.0 million, or 1.9%, to $198.6 million during the second quarter of 2012 compared to $202.6 million for the second quarter of 2011. The year over year decrease in expense was primarily driven by a reduced number of miles driven by our company drivers partially offset by increases in our health care costs and the number of non-driving employees. As a percent of Net Revenue, salaries, wages and benefits decreased 160 basis points due to growth in our revenue per loaded mile, growth in our intermodal business and the percentage of miles driven by owner-operators, for which the costs are included in purchased transportation. Sequentially, salaries, wages and benefits in the second quarter of 2012 decreased $1.5 million from $200.1 million in the first quarter of 2012, primarily due to lower workers compensation expense in the second quarter, partially offset by higher driver wages due to the increased number of miles driven.

Operating supplies and expenses increased year over year by $4.6 million, primarily because of higher maintenance costs from increased trade activity and growing chassis rental costs as a result of increased intermodal loads. Sequentially, operating supplies & expenses increased $8.4 million to $63.4 for the second quarter of 2012. The increase was primarily due to a $5.2 million gain from a contractual settlement in the first quarter of 2012 and increased tire maintenance costs in the second quarter of 2012.

As a percentage of Net Revenue, insurance and claims expense was 3.8% for the second quarter of 2012 which is in line with the full year guidance given on the first quarter conference call. Sequentially insurance and claims expense in the second quarter of 2012 decreased $4.3 million to $26.3 compared with $30.6 million or 4.6% of Net Revenue in the first quarter of 2012. As you may recall, in the first quarter of 2012 we experienced unfavorable developments on certain prior year claims, which resulted in increased insurance and claims expense, thus resulting in a reduction in expense in the second quarter.

Fuel Expense

Q2’ 12	Q2’ 11	($ in millions, except D.O.E Diesel Fuel Index)	Q2’ 12	Q1’ 12
$145.8	$168.5	Fuel Expense	$145.8	$153.0
16.7%	19.8%	% of Total Revenue	16.7%	18.5%

$176.0	$178.3	Fuel Surcharge Revenue (FSR)	$176.0	$162.7
(72.8)	(67.1)	Less: FSR Reimbursed to Third Parties	(72.8)	(67.1)

$103.2	$111.2	Company Fuel Surcharge Revenue	$103.2	$95.6

$145.8	$168.5	Fuel Expense	$145.8	$153.0
(103.2)	(111.2)	Less: Company FSR	(103.2)	(95.6)

$42.7	$57.4	Net Fuel Expense	$42.7	$57.4

6.1%	8.5%	% of Net Revenue	6.1%	8.6%

$3.963	$4.017	Average D.O.E. Diesel Fuel Index	$3.963	$3.960
-1.3%	32.6%	Year over Year % Change	-1.3%	9.8%

Fuel expense for the second quarter of 2012 was $145.8 million, representing a decrease of 13.5% from the second quarter of 2011. We collect fuel surcharge revenue from our customers to help mitigate increases in fuel prices. The surcharges are primarily based on the Department of Energy (D.O.E.) Diesel Fuel Index, which is set each week based on retail prices at various truck stops around the country. We utilize a portion of our fuel surcharge revenue to reimburse owner-operators and other third parties, such as the railroads, who also must pay for fuel. To evaluate the effectiveness of our fuel surcharges, we deduct the portion we pay to third parties, and then subtract the remaining company-related fuel surcharge revenue from our fuel expense. This calculation of Net Fuel Expense is shown above.

6

Net Fuel Expense decreased $14.7 million to $42.7 for the second quarter of 2012 compared with $57.4 million for the second quarter of 2011. This decrease was driven by a 6% reduction in miles driven by company tractors, improved fuel efficiency, and the steep decrease in fuel prices throughout the second quarter of 2012 contrasted against the steep increases in the comparative periods. The Average D.O.E. Diesel Fuel Index decreased 11.1% within the second quarter of 2012, from $4.14 to $3.68. As we have discussed previously, in periods of rising prices, we are negatively impacted due to the structural lag in billing fuel surcharges. We typically bill based on the D.O.E. average from the prior week, but we pay on current day prices. In periods of falling prices, we benefit from this lag as we recover some of the losses incurred as prices rose. We estimate the favorable year over year impact associated with the reduction in fuel prices in the second quarter of 2012 to be between $0.03—$0.035 on our Adjusted EPS.

Historical fuel prices are shown in the graph below:

Purchased Transportation

Purchased transportation includes payments to owner-operators, railroads and other third parties we use for intermodal drayage and other brokered business. In the second quarter of 2012, this expense increased $29.0 million over the second quarter of 2011. A portion of the payments made to our partners is for fuel reimbursements. Fuel reimbursements increased $5.7 million year over year reflecting the increase in volumes in our owner-operator and intermodal service offerings.

Q2’ 12	Q2’ 11	($ in millions)	Q2’ 12	Q1’ 12
$252.7	$223.7	Purchased Transportation	$252.7	$233.2
29.0%	26.3%	% of Total Revenue	29.0%	28.2%

(72.8)	(67.1)	Less: FSR Reimbursed to Third Parties	(72.8)	(67.1)

$179.8	$156.5	Net Purchased Transportation	$179.8	$166.1
25.8%	23.3%	% of Net Revenue	25.8%	25.0%

7

Excluding fuel reimbursements, Net Purchased Transportation increased $23.3 million year over year and $13.7 million sequentially. Both the year over year and the sequential increases are due to an increased number of miles driven by owner-operators as well as increased intermodal volumes. As a percent of Net Revenue, Net Purchased Transportation increased 250 bps year over year primarily due to a 4.4% increase in miles driven by owner-operators and a 41.9% increase in intermodal miles.

Rental Expense and Depreciation & Amortization of Property and Equipment

Due to fluctuations in the amount of tractors leased versus owned, we combine our rental expense with depreciation and amortization of property and equipment for analytical purposes as shown in the table below:

Q2 ’12	Q2 ’11	($ in millions)	Q2 ’12	Q1 ’12
$26.6	$19.2	Rental Expense	$26.6	$23.5
3.8%	2.9%	% of Net Revenue	3.8%	3.5%

$50.4	$51.6	Depreciation & Amortization of Property and Equipment	$50.4	$50.4
7.2%	7.7%	% of Net Revenue	7.2%	7.6%

$77.0	$70.8	Combined Rental Expense and Depreciation	$77.0	$73.9
11.0%	10.5%	% of Net Revenue	11.0%	11.1%

Combined rental and depreciation expense in the second quarter of 2012 increased $6.2 million to $77.0 million from the second quarter of 2011. The increased cost is due to the rising costs of new equipment, a higher percentage of leased versus owned assets as well as growth in trailers and intermodal containers.

Total equipment counts are shown below:

	6/30/2012	3/31/2012	6/30/2011
Tractors:
Company
Owned	6,158	6,198	6,675
Leased — operating leases	3,443	2,890	3,043
Leased — capital leases	2,248	2,582	3,048

Total company tractors	11,849	11,670	12,766

Owner-operator
Financed through the Company	3,051	2,939	2,974
Other	975	1,027	1,128

Total owner-operator tractors	4,026	3,966	4,102

Total tractors	15,875	15,636	16,868

Trailers	51,641	51,031	49,256

Containers	6,783	6,424	5,731

8

Gain on Disposal of Property and Equipment

Gain on disposal of property and equipment was $3.5 million in the second quarter of 2012 compared to $0.7 million in the second quarter of 2011 and was in line with the guidance given in the first quarter 2012 stockholder letter. To prepare the equipment for sale or trade, we incurred $2.0 million of additional maintenance expense in the second quarter of 2012 as compared to the second quarter of 2011. This expense is included in operating supplies and expenses as discussed above. A large number of these trucks were covered by trade agreements with the manufacturers and would typically yield minimal gains. However, due to the strength of the used truck market, we sold a portion of these trucks through other channels, resulting in gains. Future gains and losses will depend on the used truck market, our contracts with manufacturers, and our disposition volumes for tractors and trailers, all of which can vary depending on freight demand. Although this line item is difficult to predict, based on our current expectations for the method and number of dispositions this year, we expect gains to remain elevated and in the range of $2.0—$3.0 million each quarter for the remainder of the year.

Interest Expense and Debt Balances

			March 31,	April		June 30,
			2012	2012	Other Q2	2012
	Rates	Maturity	Actual	Changes	Changes	Actual
A/R Securitization	CP + 125, 40 unused	Jun 2014	$163.0	$42.0	$(2.0)	$203.0
Revolver ($400mm)	Libor +325, 50 unused	Sep 2016	—	—	—	$—
Term Loan B-1	Libor +375	Dec 2016	200.0	(16.3)	—	$183.7
Term Loan B-2	Libor +375, 125 Floor	Dec 2017	674.0	(23.9)	(6.7)	$643.4
Senior Secured 2nd Lien Notes	10.00%	Nov 2018	500.0	—	—	$500.0
Capital Leases & Other Debt	Various	Various	164.3	—	(26.3)	$138.0

Total Secured Debt			$1,701.3	$1.8	($35.0)	$1,668.1
Fixed Rate Notes	12.50%	May 2017	15.2	—	(15.2)	—

Total Debt			$1,716.6	$1.8	($50.2)	$1,668.1
Letters of Credit	3.25%		162.2	—	(1.7)	160.5

Interest expense, comprised of debt interest expense, the amortization of deferred financing costs and original issue discount, and the amortization of previous losses on our terminated interest rate swaps, decreased by $7.0 million in the second quarter of 2012 to $29.6 million, compared with $36.6 for the second quarter of 2011. The decrease was largely due to lower interest rates from refinancing our senior credit facility in the first quarter of 2012 as well as the continued reduction in debt balances which has been an area of focus since our initial public offering in December 2010. During the second quarter of 2012, we made a $6.7 million voluntary payment on our Term Loan B-2, approximately $21.4 million of voluntary prepayments on capital leases, and a $15.2 million voluntary prepayment to extinguish the remaining 12.5% fixed rate notes.

Additionally, in April 2012 and as discussed in the first quarter stockholder letter, we completed the first amendment to our Amended and Restated Credit Agreement (“First Amendment”) which reduced the pricing and extended the maturity of our revolving credit facility. The rate for borrowings and letters of credit on the revolving credit facility has been reduced by 125 bps, and the commitment fee has been reduced from 62.5 bps to 50 bps.

9

Also in April, we exercised a $10.0 million accordion to increase the Term Loan B-1 tranche and increased the amount borrowed on the A/R securitization facility by $42.0 million. These proceeds were used to make a $26.3 million voluntary prepayment on the Term Loan B-1 tranche and a $23.9 million voluntary prepayment on the Term Loan B-2 tranche. The net result of these transactions is a reduced effective borrowing cost and the elimination of the scheduled prepayments on the Term Loan B-1 tranche through June 2013 and on the B-2 tranche through September 2015. A table of the face value of our debt balances as of March 31, 2012 and June 30, 2012, as well as the changes made during the second quarter is shown above (in millions).

Income Taxes

Income tax in accordance with GAAP for the second quarter of 2012 was a provision of $21.8 million resulting in an effective tax rate of 39.3%, as expected. As previously discussed, we expect the full year effective tax rate in accordance with GAAP to be approximately 37%, due to the tax benefit realized in the first quarter of 2012. For Adjusted EPS calculation purposes we will continue to use a normalized tax rate of 39% for each quarter and the full year.

Cash Flow and Capital Expenditures

Swift continues to generate healthy cash flows from operations. We have generated $165.9 million of cash from operations through the six months ended June 30, 2012 compared with $122.2 million during the same period in 2011. Our year to date net cash capital expenditures are $73.9 million. Cash used in financing activities through June 30, 2012 is $147.3 million, primarily driven by voluntary repayments of our debt. As a result, our unrestricted cash balance at June 30, 2012 is $35.5 million.

Capital Expenditures

($ Millions)	Q2 2012	Q2 2011	YTD 2012	YTD 2011
Net Cash Capital Expenditures	63.5	61.1	73.9	94.8
Addback: Proceeds from Sales	23.4	10.5	57.3	16.4

Gross Cash Capital Expenditures	$86.9	$71.6	$131.2	$111.2

Capital Leases	2.4	—	19.5	0.7
Operating Leases	112.0	121.4	170.1	132.2

Capital & Operating Lease Total	$114.4	$121.4	$189.6	$132.9

Gross Investment in Equipment & Facilities	$201.3	$193.0	$320.8	$244.0

Original Value of Expired Leases

($ Millions)	Q2 2012	Q2 2011	YTD 2012	YTD 2011
Capital Leases	19.4	$—	19.6	28.9
Operating Leases	19.8	$9.5	30.3	24.3

Total	$39.2	$9.5	$50.0	$53.2

10

Net cash capital expenditures were $63.5 million in the second quarter of 2012, reflecting gross cash capital expenditures of $86.9 million and $23.4 million of proceeds from the sale of equipment. Additionally, we acquired $114.4 million of equipment with capital and operating leases, of which approximately $73.0 million was equipment for owner-operators financed through our IEL subsidiary. In the quarter, we terminated equipment under operating and capital leases with original values of $39.2 million. We are currently anticipating our full year 2012 net cash capital expenditures to be between $190 and $220 million.

Debt and Liquidity Summaries

Net Debt and Leverage Ratio

As we have stated previously, our goal is to continue to reduce our leverage ratio through EBITDA growth and debt repayments. In the second quarter of 2012, we reduced our net debt by an additional $36 million to $1.63 billion. This debt reduction, combined with our growth in EBITDA, has resulted in a leverage ratio of 2.91:1.00 at June 30, 2012, which represents a 24.6% improvement from our December 31, 2010 ratio. Our stated goal has been to reduce our leverage ratio to a range of 2.80—2.90 by December 31, 2012. Furthermore, we continue to maintain compliance with all of the financial covenants in our credit agreement as of June 30, 2012.

($ in millions)

Liquidity Summary

($ millions)	6/30/2012	12/31/2011	12/31/2010
Unrestricted Cash	$35.5	$82.1	$47.5
Total Revolver Commitment	$400.0	$400.0	$400.0
Less: Amount Drawn	$—	$—	$—
Amounts under LOC	$(160.5)	$(167.5)	$(153.2)

Available Under Revolver	$239.5	$232.5	$246.8

Total Available under AR Facility	$265.1	$249.8	$174.0
Less: Amount Drawn	$(203.0)	$(180.0)	$(171.5)

Available Under AR Facility	$62.1	$69.8	$2.5

Total Liquidity	$337.1	$384.4	$296.8

Restricted Cash and Investments	$71.8	$71.7	$84.6

Total Liquidity Including Restricted Cash and Investments	$408.9	$456.1	$381.4

11

Our liquidity position at June 30, 2012 remains healthy with a total of $408.9 million available to us including $35.5 million of unrestricted cash and $71.8 million of restricted cash and investments in our captive insurance companies that are reserved for the future payment of outstanding claims. Our $400.0 million revolving credit facility remains undrawn, and we had $160.5 million of letters of credit outstanding primarily for insurance collateral purposes, leaving $239.5 million available. We also had $62.1 million available on our accounts receivable securitization facility.

Near and Long-term Objectives

Assuming a stable fuel environment, third quarter Adjusted EPS is likely to be lower sequentially as we absorb the increases given to company drivers and owner operators, before accelerating seasonally in the fourth quarter. As discussed in our May Analyst/Investor day, we are expecting 20% growth in Adjusted EPS for the full year of 2012, and targeting a 15% compounded annual growth rate from 2013 through 2017. Additionally, we are focused on increasing our return on net assets by 100 basis points per year for each of the next 5 years. Finally, we are endeavoring to reduce our net leverage ratio to roughly 1.5 times by the end of 2017.

Guidance Summary

Below is a summary of the guidance contained within this letter:

•	Truckload average revenue per loaded mile, excluding fuel surcharges, expected to improve between 3 and 3.5% in 2012 (on a full year basis)

•	Driver incentive bonus program implemented on July 2nd, with anticipated cost of one cent per mile driven by company drivers on a prospective basis

•	Owner-operator banded pay program implemented on July 2nd, with anticipated cost of one to two cents per mile driven by owner-operators on a prospective basis

•	Average total operating fleet expected to grow by approximately 50-100 units in each quarter for the remainder of the year

•	Intermodal container growth of 2,000 units expected from July to November

•	Gains on disposal of equipment expected to be in the range of $2.0—$3.0 million each quarter for the remainder of the year

•	Full year 2012 net cash capital expenditures expected to be between $190 and $220 million

•	Net leverage ratio target of 2.80 – 2.90 by December 31, 2012

•	Expecting 20% Adjusted EPS growth for full-year 2012; third quarter likely to decelerate sequentially before expansion in fourth quarter

12

Summary

In summary, given the overall economic environment, we are pleased with our results thus far in 2012. We are grateful for the thousands of hardworking men and women in our organization, who are committed to achieving our goal of becoming a “Best in Class” company. Our team is motivated by the continued improvements it has realized in several of our key operational metrics, including deadhead percent, rate per mile and utilization per truck. Our Intermodal COFC and TOFC business both experienced solid revenue growth again this quarter and we will continue to focus on growing our logistics and brokerage businesses. Above all, our profitability continues to yield year over year improvements and we remain focused on reducing our leverage. We believe that our near and long term goals for improving Adjusted EPS, return on net assets, and leverage ratio, combined with our ongoing focus of exercising discipline in all that we do, should enable us to generate returns for you, our stockholders.

Sincerely,

Jerry Moyes	Richard Stocking	Ginnie Henkels
Chief Executive Officer	Chief Operating Officer	Chief Financial Officer

13

Conference Call Q&A Session

Swift Transportation management will host a Q&A session at 11:00 a.m. Eastern Daylight Time on Friday, July 20th to answer questions about the Company’s financial results. Please email your questions to Investor_Relations@swifttrans.com prior to 7:00 p.m. Eastern Daylight Time on Thursday, July 19th.

Participants may access the call using the following dial-in numbers:

U.S./Canada: (866) 379-9391

International/Local: (706) 634-0901

Conference ID: 97354327

The live webcast, letter to stockholders, transcript of the Q&A, and the replay of the earnings Q&A session can be accessed via our investor relations website at ir.swifttrans.com.

IR Contact:

Jason Bates

Vice President of Finance &

Investor Relations Officer

623.907.7335

Forward Looking Statements & Use of Non-GAAP Measures

This letter contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as “anticipates,” “believes,” “estimates”, “plans,” “projects,” “expects,” “hopes,” “intends,” “will,” “could,” “should” “may,” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning: trends relating to our operations, leverage, utilization, revenue, expenses, seasonal fluctuations, effective tax rate for the full year 2012, fleet size and composition between company and owner-operator trucks, profitability and related metrics; loaded rate per mile; truck load revenue per loaded mile; improvements in pricing and deadhead percentage; the timing and level of fleet growth and truck count; seasonal demand patterns; the impact of the implementation of a driver incentive program on costs per mile; insurance and claims trends and actuarial assumptions; expectations of property and equipment dispositions and anticipated gains relative thereto during the remainder of 2012; expected increase in purchased transportation expenses; impact of reduction in fuel prices; expected reductions in cash and non-cash interest expense, expectations regarding our leverage ratio for 2012; estimated net cash capital expenditures for 2012; our plans to grow our intermodal fleet; our intentions to use excess cash flows to repay debt; sequential deceleration of Adjusted EPS for the third quarter 2012 and Adjusted EPS growth for full year 2012; increasing returns on net assets; anticipated favorable results of our branded pay structure for owner operators; expected addition of intermodal containers during the remainder of 2012 and anticipated revenue growth therefrom; and the ability to generate returns for shareholders. Such forward-looking statements are inherently uncertain, are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our Annual Report Form 10-K for the year ended December 31, 2011. As to the Company’s business and financial performance, the following factors, among others, could cause

14

actual results to differ materially from those in forward-looking statements: the amount and velocity of changes in fuel prices and our ability to recover fuel prices through our fuel surcharge program; the direction and duration of any trends, in pricing and volumes; assumptions regarding demand; any future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers; increasing competition from trucking, rail, intermodal, and brokerage competitors; a significant reduction in, or termination of, our trucking services by a key customer; our ability to achieve our strategy of growing our revenue; volatility in the price or availability of fuel; increases in new equipment prices or replacement costs; our significant ongoing capital requirements; the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations; the costs of environmental and safety compliance and/or the imposition of liabilities under environmental and safety laws and regulations; difficulties in driver recruitment and retention; increases in driver compensation to the extent not offset by increases in freight rates; changes in rules or legislation by the National Labor Relations Board or Congress and/or union organizing efforts; potential volatility or decrease in the amount of earnings as a result of our claims exposure through our wholly-owned captive insurance companies; risks relating to our captive insurance companies; uncertainties associated with our operations in Mexico; our ability to attract and maintain relationships with owner-operators; the possible re-classification of our owner-operators as employees; adverse results from litigation; our ability to retain or replace key personnel; conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes, including pledges of Swift stock by Jerry Moyes; our dependence on third parties for intermodal and brokerage business; potential failure in computer or communications systems; our ability to execute or integrate any future acquisitions successfully; seasonal factors such as harsh weather conditions that increase operating costs; our ability to sustain cost savings realized as part of recent cost reduction initiatives; our history of net losses; goodwill impairment; our level of indebtedness; and our ability to service our outstanding indebtedness, including compliance with our indebtedness covenants, and the impact such indebtedness may have on the way we operate our business. You should understand that many important factors, in addition to those listed above and in our filings with the SEC, could impact us financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company’s securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations. In addition to our GAAP results, this presentation also includes certain non-GAAP financial measures as defined by the SEC. The calculation of each measure, including a reconciliation to the most closely related GAAP measure and the reasons management believes each non-GAAP measure is useful, are included in the attached schedules.

15

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)
	(Amounts in thousands, except per share data)
Operating revenue	$872,584	$850,470	$1,699,469	$1,609,359

Operating expenses:
Salaries, wages and employee benefits	198,618	202,556	398,753	398,032
Operating supplies and expenses	63,379	58,766	118,421	115,870
Fuel	145,826	168,537	298,829	318,818
Purchased transportation	252,685	223,680	485,887	417,717
Rental expense	26,576	19,224	50,075	37,213
Insurance and claims	26,278	27,876	56,858	50,601
Depreciation and amortization of property and equipment	50,389	51,553	100,783	101,911
Amortization of intangibles	4,215	4,617	8,518	9,344
Impairments	—	—	1,065	—
Gain on disposal of property and equipment	(3,478)	(700)	(7,868)	(2,955)
Communication and utilities	5,975	6,335	12,221	12,795
Operating taxes and licenses	15,444	15,459	31,348	30,717

Total operating expenses	785,907	777,903	1,554,890	1,490,063

Operating income	86,677	72,567	144,579	119,296

Other (income) expenses:
Interest expense	29,553	36,631	62,329	74,132
Derivative interest expense	2,108	4,003	4,653	8,683
Interest income	(439)	(471)	(836)	(938)
Loss on debt extinguishment	1,279	—	22,219	—
Other	(1,299)	(664)	(1,901)	(1,175)

Total other (income) expenses, net	31,202	39,499	86,464	80,702

Income before income taxes	55,475	33,068	58,115	38,594
Income tax expense	21,776	13,485	18,228	15,806

Net income	$33,699	$19,583	$39,887	$22,788

Basic earnings per share	$0.24	$0.14	$0.29	$0.16

Diluted earnings per share	$0.24	$0.14	$0.29	$0.16

Shares used in per share calculations
Basic	139,522	139,479	139,505	138,807

Diluted	139,640	140,716	139,652	139,812

16

ADJUSTED EPS RECONCILIATION (UNAUDITED) (a)

THREE AND SIX MONTHS ENDED JUNE 30, 2012, 2011 AND 2010

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	2010	2012	2011	2010
Diluted earnings (loss) per share	$0.24	$0.14	$(0.38)	$0.29	$0.16	$(1.27)

Adjusted for:
Income tax expense (benefit)	0.16	0.10	0.08	0.13	0.11	(0.08)

Income (loss) before income taxes	0.40	0.24	(0.30)	0.42	0.28	(1.34)

Non-cash impairments(b)	—	—	—	0.01	—	0.02
Loss on debt extinguishment (c)	0.01	—	—	0.16	—	—
Other special non-cash items(d)	—	—	—	—	—	0.12
Mark-to-market adjustment of interest rate swaps(e)	—	—	0.09	—	—	0.28
Amortization of certain intangibles(f)	0.03	0.03	0.08	0.06	0.06	0.17
Amortization of unrealized losses on interest rate swaps(g)	0.02	0.03	—	0.03	0.06	—

Adjusted income (loss) before income taxes	0.45	0.29	(0.13)	0.67	0.40	(0.75)
Provision for income tax (benefit) expense at normalized effective rate	0.18	0.11	(0.05)	0.26	0.16	(0.29)

Adjusted EPS	$0.27	$0.18	$(0.08)	$0.41	$0.24	$(0.46)

(a)	We define Adjusted EPS as (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other special non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period, and (vi) the amortization of previous losses recorded in accumulated other comprehensive income (loss) (“OCI”) related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; (2) reduced by income taxes at 39%, our normalized effective tax rate; (3) divided by weighted average diluted shares outstanding. We believe the presentation of financial results excluding the impact of the items noted above provides a consistent basis for comparing our results from period to period and to those of our peers due to the non-comparable nature of the intangibles from our going-private transaction, the historical volatility of the interest rate derivative agreements and the non-operating nature of the impairment charges, transaction costs and other adjustment items. Adjusted EPS is not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. The numbers reflected in the above table are calculated on a per share basis and may not foot due to rounding.
(b)	In the first quarter of 2012, real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million. In the first quarter of 2010, revenue equipment with a carrying value of $3.6 million was written down to its fair value of $2.3 million, resulting in an impairment charge of $1.3 million.
(c)	On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a price of 106.25% of face value pursuant to the terms of the indenture governing the notes, resulting in a loss on debt extinguishment of $1.3 million, representing the call premium and write-off of the remaining unamortized deferred financing fees. On March 6, 2012, the Company entered into an Amended and Restated Credit Agreement (“New Agreement”). The New Agreement replaced the then-existing, remaining $874 million face value first lien term loan, which matured in December 2016. The replacement of the then-existing first lien term loan resulted in a loss on debt extinguishment of $20.9 million in the first quarter of 2012, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the original term loan.
(d)	Incremental pre-tax depreciation expense of $7.4 million reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter of 2010 to scrap over the next few years.
(e)	Mark-to-market adjustment of interest rate swaps of $5.7 million and $16.8 million in the three and six months ended June 30, 2010, respectively, reflects the portion of the change in fair value of these financial instruments which was recorded in earnings and excludes any portion recorded in accumulated other comprehensive income under cash flow hedge accounting.
(f)	Amortization of certain intangibles reflects the non-cash amortization expense of $3.9 million, $4.3 million and $4.9 million for the three months ended June 30, 2012, 2011 and 2010, respectively, and $7.9 million, $8.8 million and $10.1 million for the six months ended June 30, 2012, 2011 and 2010, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.
(g)	Amortization of unrealized losses on interest rate swaps reflects the non-cash amortization expense of $2.1 million and $4.0 million for the three months ended June 30, 2012 and 2011, respectively and $4.7 million and $8.7 million for the six months ended June 30, 2012 and 2011, respectively, included in derivative interest expense in the consolidated statements of operations and is comprised of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our IPO and concurrent refinancing transactions in December 2010. Such losses were incurred in prior periods when hedge accounting applied to the swaps and are being expensed in relation to the hedged interest payments through the original maturity of the swaps in August 2012.

17

ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)

THREE AND SIX MONTHS ENDED JUNE 30, 2012, 2011 AND 2010

	Three Months Ended June 30,			Six Months Ended, June 30
	2012	2011	2010	2012	2011	2010
	(Amounts in thousands)
Operating revenue	$872,584	$850,470	$736,185	$1,699,469	$1,609,359	$1,391,015
Less: Fuel surcharge revenue	176,017	178,316	112,103	338,731	316,133	200,919

Net Revenue	696,567	672,154	624,082	1,360,738	1,293,226	1,190,096

Operating expense	785,907	777,903	674,996	1,554,890	1,490,063	1,306,633
Adjusted for:
Fuel surcharge revenue	(176,017)	(178,316)	(112,103)	(338,731)	(316,133)	(200,919)
Amortization of certain intangibles (b)	(3,923)	(4,326)	(4,907)	(7,934)	(8,761)	(10,094)
Non-cash impairments (c)	—	—	—	(1,065)	—	(1,274)
Other items (d)	—	—	—	—	—	(7,382)

Adjusted operating expense	605,967	595,261	557,986	1,207,160	1,165,169	1,086,964

Adjusted operating income	$90,600	$76,893	$66,096	$153,578	$128,057	$103,132

Adjusted Operating Ratio	87.0%	88.6%	89.4%	88.7%	90.1%	91.3%
Operating Ratio	90.1%	91.5%	91.7%	91.5%	92.6%	93.9%

(a)	We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharges, (ii) amortization of the intangibles from our 2007 going-private transaction, (iii) non-cash impairment charges, (iv) other special non-cash items, and (v) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue. For the year ended December 31, 2011, we revised the calculation of Adjusted Operating Ratio to eliminate the impact of the non-cash amortization of the intangibles from our 2007 going-private transaction to be consistent with the calculation of our Adjusted EPS. The three months ended June 30, 2011 and 2010 presented above has been revised to reflect the revised definition. We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments, non-comparable nature of the intangibles from our going-private transaction and other special items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
(b)	Amortization of certain intangibles reflects the non-cash amortization expense of $3.9 million, $4.3 million and $4.9 million for the three months ended June 30, 2012, 2011 and 2010, respectively, and $7.9 million, $8.8 million and $10.1 million for the six months ended June 30, 2012, 2011 and 2010, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.
(c)	In the first quarter of 2012, real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million. In the first quarter of 2010, revenue equipment with a carrying value of $3.6 million was written down to its fair value of $2.3 million, resulting in an impairment charge of $1.3 million.
(d)	Incremental pre-tax depreciation expense of $7.4 million reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter of 2010 to scrap over the next few years.

18

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (UNAUDITED) (a)

THREE AND SIX MONTHS ENDED JUNE 30, 2012, 2011 AND 2010

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	2010	2012	2011	2010
	(Amounts in thousands)
Net income (loss)	$33,699	$19,583	$(23,079)	$39,887	$22,788	$(76,080)

Adjusted for:
Depreciation and amortization of property and equipment	50,389	51,553	48,403	100,783	101,911	108,422
Amortization of intangibles	4,215	4,617	5,199	8,518	9,344	10,677
Interest expense	29,553	36,631	62,768	62,329	74,132	125,364
Derivative interest expense	2,108	4,003	18,292	4,653	8,683	42,006
Interest income	(439)	(471)	(283)	(836)	(938)	(503)
Income tax expense (benefit)	21,776	13,485	4,960	18,228	15,806	(4,565)

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$141,301	$129,401	$116,260	$233,562	$231,726	$205,321

Non-cash equity compensation (b)	1,466	2,319	—	2,733	4,743	—
Loss on debt extinguishment (c)	1,279	—	—	22,219	—	—
Non-cash impairments (d)	—	—	—	1,065	—	1,274

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$144,046	$131,720	$116,260	$259,579	$236,469	$206,595

(a)	We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash equity compensation expense, (v) non-cash impairments, (vi) other special non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, cash flow from operations, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.
(b)	Represents recurring non-cash equity compensation expense following our IPO, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes.
(c)	On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a price of 106.25% of face value pursuant to the terms of the indenture governing the notes, resulting in a loss on debt extinguishment of $1.3 million, representing the call premium and write-off of the remaining unamortized deferred financing fees. On March 6, 2012, the Company entered into an Amended and Restated Credit Agreement (“New Agreement”). The New Agreement replaced the then-existing, remaining $874 million face value first lien term loan, which matured in December 2016. The replacement of the then-existing first lien term loan resulted in a loss on debt extinguishment of $20.9 million in the first quarter of 2012, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the original term loan.
(d)	In the first quarter of 2012, real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million. In the first quarter of 2010, revenue equipment with a carrying value of $3.6 million was written down to its fair value of $2.3 million, resulting in an impairment charge of $1.3 million.

19

OPERATING STATISTICS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Trucking revenue (1,2)	$601,968	$602,268	$1,179,585	1,156,989
Weekly trucking revenue per tractor (2)	$3,166	$3,051	3,110	2,957
Deadhead miles percentage	11.65%	11.76%	11.75%	11.94%
Average loaded length of haul (miles)	411	428	412	429

Average tractors available for dispatch
Company	10,612	11,151	10,568	11,128
Owner Operator	4,015	4,032	4,019	4,002

Total	14,627	15,183	14,587	15,130

Notes to Operating Statistics:

(1)	In thousands.
(2)	Excludes fuel surcharge, rail, third party carrier, leasing, and other shop and miscellaneous revenue.

20

CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011

(In thousands, except share data)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,515	$82,084
Restricted cash	57,168	71,724
Fixed maturity securities, held to maturity, amortized cost	14,612	—
Accounts receivable, net	348,889	324,035
Equipment sales receivable	1,755	5,500
Income tax refund receivable	2,317	1,881
Inventories and supplies	17,812	17,441
Assets held for sale	13,307	13,571
Prepaid taxes, licenses, insurance and other	44,350	46,559
Deferred income taxes	64,447	96,885
Current portion of notes receivable	5,051	6,455

Total current assets	605,223	666,135

Property and equipment, at cost:
Revenue and service equipment	1,703,760	1,674,452
Land	125,788	133,711
Facilities and improvements	231,044	229,420
Furniture and office equipment	43,415	41,183

Total property and equipment	2,104,007	2,078,766
Less: accumulated depreciation and amortization	802,347	778,769

Net property and equipment	1,301,660	1,299,997
Other assets	70,765	68,791
Intangible assets, net	341,968	350,486
Goodwill	253,256	253,256

Total assets	$2,572,872	$2,638,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$98,796	$81,688
Accrued liabilities	100,083	101,327
Current portion of claims accruals	71,828	73,266
Current portion of long-term debt and obligations under capital leases (1)	46,854	59,339
Fair value of guarantees	1,195	1,195
Current portion of fair value of interest rate swaps	373	—

Total current liabilities	319,129	316,815

Long-term debt and obligations under capital leases (1)	1,408,123	1,530,104
Claims accruals, less current portion	104,596	96,277
Fair value of interest rate swaps, less current portion	11,797	10,061
Deferred income taxes	393,934	415,088
Securitization of accounts receivable	203,000	180,000
Other liabilities	—	4,131

Total liabilities	2,440,579	2,552,476

Stockholders’ equity:
Class A common stock	870	859
Class B common stock	525	536
Additional paid-in capital	894,754	891,899
Accumulated deficit	(756,234)	(796,121)
Accumulated other comprehensive loss	(7,824)	(11,186)
Noncontrolling interests	202	202

Total stockholders’ equity	132,293	86,189

Total liabilities and stockholders’ equity	$2,572,872	$2,638,665

21

Notes to Selected Consolidated Balance Sheet Data:

(1)	On May 21, 2012, the Company completed its call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a premium of 106.25. The Company paid total proceeds of $16.2 million, which included the aggregate outstanding principal balance, premium and unpaid interest through closing. The call of the fixed rate notes resulted in a loss on debt extinguishment of $1.3 million representing the call premium and write-off of the remaining unamortized deferred financing fees.

On March 6, 2012, the Company entered into an Amended and Restated Credit Agreement (“New Agreement”). The New Agreement replaced the then-existing $874 million face value first lien term loan, which matured in December 2016 and accrued interest at the LIBOR rate plus 4.50%, including a minimum LIBOR rate of 1.50%, with a $200 million face value first lien term loan B-1 tranche and a $674 million face value first lien Term Loan B-2 tranche. The $200 million first lien Term Loan B-1 tranche accrues interest at the LIBOR rate plus 3.75% with no LIBOR rate minimum and includes scheduled quarterly principal payments beginning June 30, 2012 of $5.0 million per quarter through December 2013 and generally $10.0 million per quarter thereafter until maturity in December 2016. The $674 million first lien term Loan B-2 tranche accrues interest at the LIBOR rate plus 3.75%, including a minimum LIBOR rate of 1.25%, and includes scheduled quarterly principal payments of 0.25% of the original loan amount until maturity in December 2017. The replacement of the then-existing first lien term loan resulted in a loss on debt extinguishment of $20.9 million in the first quarter of 2012, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the original term loan.

Total debt and capital lease obligations as of June 30, 2012 includes $183.3 million net carrying value of first lien term loan B-1 tranche, $641.8 million net carrying value of first lien term loan B-2 tranche, $491.9 million net carrying value of senior second priority secured notes, and $138.0 million of other secured indebtedness and capital lease obligations. Total debt and capital lease obligations as of December 31, 2011 includes $925.5 million net carrying value of senior secured first lien term loan, $491.3 million net carrying value of senior second priority secured notes, $15.6 million of unsecured fixed rate notes, and $157.0 million of other secured indebtedness and capital lease obligations.

22

SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	Six Months Ended June 30,
	2012	2011
	(Amounts in thousands)
Net income	$39,887	22,788
Adjustments to reconcile net income to net cash provided by operating activities	148,308	141,917
Decrease in cash resulting from changes in Accounts receivable, inventories, other assets, accounts payable, accrued liabilities and other liabilities	(22,345)	(42,492)

Net cash provided by operating activities	$165,850	122,213

Capital expenditures, net of disposal proceeds	$(73,863)	(94,801)
Decrease (increase) in restricted cash	14,557	(11,726)
Other investing activities	(5,797)	5,029

Net cash used in investing activities	$(65,103)	(101,498)

Proceeds from issuance of common stock, net of fees and costs of issuance(1)	$—	62,994
Net repayment of long term debt and capital lease obligations	(161,433)	(87,872)
Net change in accounts receivable securitization obligation	23,000	4,500
Other financing activities	(8,883)	(3,175)

Net cash used in financing activities	$(147,316)	(23,553)

Net decrease in cash and cash equivalents	(46,569)	(2,838)
Cash and cash equivalents at beginning of year	82,084	47,494

Cash and cash equivalents at end of year	$35,515	44,656

Notes to Selected Consolidated Cash Flow Data:

(1)	On January 20, 2011, we issued an additional 6,050,000 shares of our Class A common stock to the underwriters of our IPO at the IPO price of $11.00 per share, less the underwriters’ discount, and received proceeds of $63.2 million in cash, prior to expenses of such issuance, pursuant to the over-allotment option in the underwriting agreement. Of these proceeds, $60.0 million were used in January 2011 to pay down the first lien term loan and $3.2 million were used in February 2011 to pay down our prior accounts receivable securitization facility.

23